EXHIBIT 10.13

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

DATED as of 23 January 2005

(1) CB RICHARD ELLIS LIMITED

- and -

(2) ALAN CHARLES FROGGATT

AGREEMENT

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

AGREEMENT

This Agreement is dated as of 23 January 2005.

BETWEEN:

1.	CB RICHARD ELLIS LIMITED (company no. 3350437) whose registered office is at Kingsley House, Wimpole Street, London, W1G 0RE (the “Company”); and

2.	ALAN CHARLES FROGGATT of Bedford Farm House, Portsmouth Road, Thursley, Surrey, GU8 6NN (the “Executive”).

WHEREAS:

(A)	The Executive is employed under an Amended and Restated Executive Service Agreement effective as of 17 July 2003 (the “Employment Agreement”) between the Executive and Insignia Richard Ellis Limited.

(B)	The parties have agreed that the Executive’s employment with the Company and/or any Group Company (as defined below) shall terminate by mutual agreement on the Employment Termination Date (as defined below).

(C)	The parties have agreed that from the Employment Termination Date until the Appointment Termination Date the Executive shall be appointed as a non-executive director of the Company and/or any Group Company.

(D)	The parties have entered into this Agreement to:

(a)	record and implement the terms upon which they have each agreed to settle and compromise all outstanding claims which the Executive has or may have arising out of or in connection with or as a consequence of his employment or the termination thereof or otherwise against the Company or any Group Company and its or their respective directors, officers, employees direct or indirect shareholders or agents (whether past or present) and in particular those statutory complaints which the Executive intimates in this Agreement; and

(b)	record the terms of the Executive’s appointment as a non-executive director of the Company and/or any Group Company (the “Appointment”).

(E)	The Company is entering into this Agreement for itself and as agent for and trustee of all Group Companies and is duly authorised to do so. The parties intend that each Group Company should be able to enforce in its own right the terms of this Agreement which expressly or impliedly confer a benefit on that company.

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

IT IS AGREED as follows:-

1.	INTERPRETATION

1.1	In this Agreement the following expressions shall, unless the context otherwise requires, have the following meanings:-

“2003 Option Agreement” means the Option Agreement between CBRE Holding, Inc. and the Executive effective as of 16 September 2003;

“2004 Option Agreement” means the Option Agreement between CB Richard Ellis Group, Inc. and the Executive effective as of 22 September 2004;

“Appointment” has the meaning given to it in Recital (D)(b);

“Appointment Termination Date” means 30 September 2006;

“Board” means the board of directors of the Company;

“Employment Agreement” has the meaning given to it in Recital (A);

“Employment Termination Date” means 30 June 2005; and

“Group Company” means the holding company of the Company and all subsidiary and associated companies of the holding company of the Company (“subsidiary” and “holding company” having the meanings given to them in section 736 of the Companies Act 1985 as amended and “associated company” meaning a company which is treated as such for the purposes of Statement of Standard Accounting Practice No. 1 of the Institute of Chartered Accountants in England and Wales) and references herein to “Group Companies” shall be construed accordingly.

1.2	Words and expressions used in this Agreement but not defined herein shall, unless the context requires otherwise, have the same meaning given to them in the Employment Agreement.

1.3	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.4	Any reference to a statutory provision shall be construed as a reference to any statutory modification or re-enactment thereof (whether before or after the date hereof) for the time being in force.

2.	NOVATION OF EMPLOYMENT AGREEMENT

2.1	As from the date of this Agreement, the Company undertakes to perform the Employment Agreement and be bound by its terms in every way as if the Company had been a party to it in place of Insignia Richard Ellis Limited.

2.2	The Executive hereby:

2.2.1	releases Insignia Richard Ellis Limited from its obligations under the Employment Agreement;

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2.2.2	releases Insignia Richard Ellis Limited from all future claims and demands whatsoever in respect of the Employment Agreement; and

2.2.3	accepts the liability of the Company under the Employment Agreement from the date of this Agreement.

3.	EMPLOYMENT TERM

The Executive shall continue to serve the Company as Chief Executive on the terms provided in the Employment Agreement as varied by this Agreement (the “Employment”).

4.	SHARE OPTIONS

For the avoidance of doubt, nothing contained in this Agreement shall vary the provisions of the 2003 Option Agreement and/or the 2004 Option Agreement which Option Agreements shall continue in full force and effect. If the Employment is terminated other than in accordance with Clauses 6.1.4.1 and 6.1.5 below or the Appointment is terminated prior to the Appointment Termination Date other than in accordance with Clause 10.1 below then the vesting of the Executive’s Options shall be accelerated so that such Options or such part thereof which would have vested up to and including the Appointment Termination Date shall vest immediately and all other Options shall, to the extent not then vested, be cancelled by CB Richard Ellis Group, Inc. without consideration.

5.	BONUS

5.1	The Employment Agreement is varied as follows.

5.1.1	The Executive shall be entitled to participate in the Executive Bonus Plan of CB Richard Ellis, Inc. (the “Bonus Plan”) (in accordance with the rules thereof for the time being) up to and including 30 September 2005.

5.1.2	If termination of the Employment in accordance with Clause 6.1.1 below renders the Executive ineligible to participate in the Bonus Plan from the Employment Termination Date with the result that the Executive’s Award (as defined in the Bonus Plan) for 2005 is forfeited as of the Employment Termination Date pursuant to Section 4.5(a) of the Bonus Plan, the Company agrees to pay to the Executive an amount equivalent to 75% of the Award for 2005 which the Executive would have received under the Bonus Plan if he had remained eligible to participate in the Bonus Plan in 2005 in accordance with the terms of the Bonus Plan (which will be based on the same principles as in 2004 with the exception that the target for 2005 against which company performance is measured will be set by the Company and/or any Group Company at its and/or their absolute discretion, but so that the criteria applicable to the Executive’s Award are set on the same basis as those applicable to the other participants), such amount to be payable as soon as the amount of the Awards for 2005 is determined and in any event not later than 31 March 2006.

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5.2	The Executive acknowledges and agrees that other than as set out in Clause 5.1 above, he has no further entitlement to any bonus under the Bonus Plan.

5.3	The Executive may, at the absolute discretion of the Managing Director of the Company, be invited to participate in the 2004 UK bonus pool of the Company. If the Executive does so participate, any amount payable to him shall be at the absolute discretion of the Managing Director of the Company. For the avoidance of doubt, nothing in this Agreement gives rise to any entitlement on the part of the Executive or obligation on the part of the Company, whether express or implied, regarding the Executive’s participation in the 2004 UK bonus pool.

6.	EMPLOYMENT TERMINATION

6.1	The Employment Agreement is varied as follows.

6.1.1	Without prejudice to Clause 11 of the Employment Agreement and subject to Clauses 6.1.2-6.1.5 below, the Employment shall terminate by mutual agreement on the Employment Termination Date.

6.1.2	The Executive may give to the Company 6 months’ notice in writing to terminate the Employment, such notice to be given on or before 31 March 2005.

6.1.3	If the Executive gives notice in accordance with Clause 6.1.2 above, the Employment will terminate on the expiry of the notice or the Employment Termination Date, whichever is the earlier, but the Company will pay to the Executive payments in lieu of salary, bonus and contractual benefits that the Executive would have received until the Employment Termination Date.

6.1.4	The Company may terminate the Employment at any time prior to the Employment Termination Date by giving written notice to the Employee. The Executive’s entitlements on termination of the Employment are as follows:

6.1.4.1	If the Company terminates the Employment because in the reasonable opinion of the Company and/or any Group Company the Executive fails or neglects efficiently and diligently to discharge his duties to and to promote and protect the interests and reputation of the Company and/or any Group Company or does anything that is harmful to the Company and/or any Group Company, the Company will pay to the Executive payments in lieu of salary, bonus and contractual benefits that the Executive would have received had the Employment continued until 30 September 2005, save that if the Company terminates the Employment after the Executive has given notice in accordance with Clause 6.1.2 above the Company will pay to the Executive payments in lieu of salary, bonus and contractual benefits that the Executive would have received had the Employment continued during the 6 months’ notice period or until 30 September 2005, whichever is the earlier.

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6.1.4.2	If the Company terminates the Employment other than as set out in Clause 6.1.4.1 above or Clause 6.1.5 below, the Company will pay to the Executive payments in lieu of salary, bonus and contractual benefits that the Executive would have received had the Employment continued until the Employment Termination Date and the Appointment continued until the Appointment Termination Date.

6.1.5	For the avoidance of doubt, nothing in this Agreement shall affect the Company’s right to terminate the Employment summarily in accordance with Clause 11 of the Employment Agreement.

6.2	Save where Clause 5.1.2 above applies, for the purposes of determining the value of any bonus entitlement or of pay in lieu of any bonus entitlement under Clause 6.1 above, the relevant amount will be the average of the bonuses awarded to the Executive in respect of the 3 previous financial years prior to the date of termination of the Employment.

6.3	The Executive will not be entitled to any of the benefits or items of compensation described in Clause 6.1 above if he is dismissed summarily in accordance with Clause 11 of the Employment Agreement.

6.4	This Clause 6 replaces the provisions in Clause 2.1 and 2.3 of the Employment Agreement.

6.5	The Company will issue the Executive with his form P45 on the Employment Termination Date.

6.6	In accordance with Clause 13.2 of the Employment Agreement, the Executive shall deliver all documents to the Board on the Employment Termination Date, save that the Executive shall not be required to deliver to the Board any documents which will be required by him during the Appointment for the purposes of carrying out the Appointment.

7.	RESTRICTIONS AFTER TERMINATION OF EMPLOYMENT

7.1	Notwithstanding the Executive’s subsequent Appointment, the restrictions set out in Clause 10 of the Employment Agreement shall apply, save that they shall not operate so as to prevent the Executive carrying out the Appointment.

7.2	For the avoidance of doubt and without prejudice to the provisions of Clause 10 of the Employment Agreement, the Executive may be engaged or concerned in, whether directly or indirectly paid or unpaid, the conduct of or be or become an employee, executive, director, agent, partner or consultant of or assisting or having any financial interest in, any other actual or prospective business, company or firm engaged in recruitment and/or management consulting.

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8.	RESIGNATION AS EXECUTIVE DIRECTOR AND OFFICER

8.1	Subject to the Appointment, at the Employment Termination Date the Executive shall at the request of the Company resign and do everything the Company may require (including executing documents) to resign as an executive director and/or officer of the Company and of all Group Companies by signing letters of resignation in the form set out in Schedule 1 to this Agreement.

8.2	The Executive confirms that he has no claims against the Company and/or any Group Company and/or any of their respective directors, officers, employees, direct or indirect shareholders and agents arising from such resignations.

9.	APPOINTMENT TERMS

9.1	If the Employment has not been terminated and/or notice to terminate the Employment has not been given by either the Company or the Executive prior to the Employment Termination Date, the Executive shall serve as a non-executive director of the Company and/or any Group Company effective as from the Employment Termination Date.

9.2	The terms of the Appointment are set out in this Clause 9.2.

9.2.1	The Appointment shall commence on the Employment Termination Date.

9.2.2	The Executive shall be expected to commit up to ten hours per week to the Appointment to perform tasks at the request of the EMEA Divisional President, the President and/or the Chief Executive Officer of CB Richard Ellis Inc.

9.2.3	For the avoidance of doubt, it is hereby agreed and acknowledged that during the Appointment the Executive shall be a Consultant as defined in Section 2(j)(ii) of the 2004 Stock Incentive Plan of CB Richard Ellis Group, Inc.

9.2.4	By accepting the Appointment, the Executive hereby confirms that he is able to allocate sufficient time to the Appointment up to the maximum stated in Clause 9.2.2 above. Save in the circumstances set out in Clause 9.2.5 below, the Executive must seek the agreement in writing of the board before he undertakes additional commitments that might affect the time that he is able to devote to the Appointment.

9.2.5	Without prejudice to the provisions of Clause 10 of the Employment Agreement, the Company hereby permits the Executive during the term of the Appointment to be engaged or concerned in, whether directly or indirectly paid or unpaid, the conduct of or be or become an employee, executive, director, agent, partner or consultant of or assist or have any financial interest in, any other actual or prospective business, company or firm engaged in recruitment and/or management consulting.

9.2.6	The Executive must declare to the board his business interests other

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than those of the Company and any potential conflicts of interest between his other business interests and those of the Company as soon as he becomes aware of the same and before he pursues such competing interest.

9.2.7	From the Employment Termination Date until 30 September 2005 the Executive shall:

9.2.7.1	be paid a prorated fee at the rate of £250,000 gross per annum, subject to deduction of income tax and national insurance contributions under the PAYE system, payable by bank credit transfer in equal monthly installments in arrears on or before the last working day of each calendar month:

9.2.7.2	be entitled to participate in the permanent health insurance, life assurance and medical expenses insurance schemes set out in Clause 6.4 of the Employment Agreement and to be covered (at the Executive’s expense) by the Company’s motor fleet insurance policy, save that if the terms and conditions of such schemes prevent the Executive from participating in such schemes then the Company and/or any Group Company will reimburse the Executive a market-rate premium for his participation in schemes providing equivalent benefits to such schemes at no extra expense to the Executive.

9.2.8	From 1 October 2005 until the Appointment Termination Date the Executive shall:

9.2.8.1	not be required to perform the services set out in Clause 9.2.2 above but be available to provide consulting and advice as requested by the President of CB Richard Ellis Inc. and agreed with the Executive and at a rate to be agreed with them from time to time prior to any service being performed;

9.2.8.2	be entitled to participate in the permanent health insurance, life assurance and medical expenses insurance schemes set out in Clause 6.4 of the Employment Agreement and to be covered (at the Executive’s expense) by the Company’s motor fleet insurance policy, save that if the terms and conditions of such schemes prevent the Executive from participating in such schemes then the Company and/or any Group Company will reimburse the Executive a market-rate premium for his participation in schemes providing equivalent benefits to such schemes at no extra expense to the Executive.

9.2.9	During the period of the Appointment the Executive shall be entitled to be repaid all reasonable travelling, hotel and other expenses properly authorized by the board and incurred in or about the performance of his duties as a non-executive director or consultant, which expenses shall be evidenced in such manner as the board may specify from time to time.

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9.2.10	The Executive shall not during the period of the Appointment or thereafter use or divulge or communicate to any person other than with proper authority any of the trade secrets or other confidential information of or relating to the Company and/or any Group Company. Confidential information includes but is not limited to details of customers, potential customers, consultants, suppliers, potential suppliers, designs, product details, future product details, prices, discounting arrangements, specific product applications, existing trade arrangements, terms of business and those in the course of negotiation, operating systems, pricing and fee structures, financial information, inventions and research and development activities.

9.2.11	The Executive shall not during the period of the Appointment make otherwise than for the benefit of the Company and/or any Group Company any records (whether recorded on paper, computer memory or discs or otherwise) relating to any matter within the scope of the business of the Company and/or any Group Company or concerning any of its or their dealings or affairs nor either during the Appointment or thereafter use or permit to be used any such records otherwise than for the benefit of the Company and/or any Group Company, it being agreed by the parties that all such records (and copies thereof) in the possession or control of the Executive shall be the property of the Company and/or any Group Company and shall be handed over by the Executive to the Company and/or any Group Company from time to time and on demand and in any event upon the termination of the Appointment.

9.2.12	The Executive shall not during the Appointment speak in public or write any article for publication on any matter connected with or relating to the business of the Company and/or any Group Company without first obtaining the approval of the President and/or the EMEA Divisional President of CB Richard Ellis Inc.

9.3	The Executive hereby acknowledges and agrees that the terms of the Appointment set out in this Agreement constitute a contract for services and that nothing in this Agreement or otherwise is intended by the Executive or by the Company and/or any Group Company to constitute a contract of service or to create any relationship of employment.

10.	APPOINTMENT TERMINATION

10.1	The Appointment shall terminate on the Appointment Termination Date unless otherwise terminated by the Company and/or any Group Company giving one month’s written notice to the Executive, such notice not to take effect prior to 1 January 2006. Notice shall only be given if in the reasonable opinion of the Company and/or any Group Company the Executive fails or neglects efficiently and diligently to discharge his duties to and to promote and protect the interests and reputation of the Company and/or any Group Company or does anything that is harmful to the Company and/or any Group Company.

10.2	The Executive acknowledges and agrees that the covenants set out below are

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reasonably necessary for the proper protection of the legitimate business interests of the Company and any “Relevant Group Company” (as defined below). The Executive covenants to the Company and all Relevant Group Companies (for themselves and as trustee for each of the Group Companies) that he shall not for the following periods after the termination of the Appointment howsoever arising (but excluding repudiatory breach of this Agreement by the Company) directly or indirectly, either alone or jointly with or on behalf of any person, firm, company, or entity and whether on his own account or as principal, partner, shareholder, director, executive, consultant or in any other capacity whatsoever:-

10.2.1	for 12 months following the Appointment Termination Date or such earlier termination of the Appointment by the Company and/or any Group Company in the “Relevant Territory” (as defined below) and in competition with the Company and/or any Relevant Group Company, save in relation to the business of providing recruitment services, engage, assist or be interested in any undertaking which provides services similar to those provided by the Company and/or any Relevant Group Company in the 24 months prior to the Appointment Termination Date and with which the Executive was concerned in the said period of 24 months;

10.2.2	for 12 months following the Appointment Termination Date or such earlier termination of the Appointment by the Company and/or any Group Company in the Relevant Territory solicit or interfere with or endeavour to entice away from the Company and/or any Relevant Group Company any person, firm, company or entity who was a client of the Company and/or any Relevant Group Company in the 24 months prior to the Appointment Termination Date and with whom the Executive was concerned or had personal contact in the said period of 24 months;

10.2.3	for 12 months following the Appointment Termination Date or such earlier termination of the Appointment by the Company and/or any Group Company in the Relevant Territory be concerned with the supply of services, other than the provision of recruitment services, to any person, firm, company or entity which was a client of the Company and/or any Relevant Group Company in the 24 months prior to the Appointment Termination Date where such services are identical or similar to and in competition with those services supplied by the Company and/or any Relevant Group Company in the said 24 month period, with which supply the Executive was concerned in the said period of 24 months;

10.2.4

for 12 months following the Appointment Termination Date or such earlier termination of the Appointment by the Company and/or any Group Company offer to employ or engage or solicit the employment or engagement of any person who immediately prior to the Appointment Termination Date was a senior Executive or consultant of the Company and/or any Relevant Group Company and with whom the Executive had significant working contact in the 24 months prior to the

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Appointment Termination Date (whether or not such person would commit any breach of their contract of employment or engagement by reason of leaving the service of such company); and

10.2.5	represent himself as being in any way connected with or interested in the business of the Company and/or any Relevant Group Company.

10.3	Each of the obligations contained in this Clause constitutes an entire separate and independent restriction on the Executive and if any part if found to be unenforceable the remainder will remain valid and enforceable.

10.4	While the restrictions are considered by the parties to be fair and reasonable in the circumstances, it is agreed that if any such restrictions should be judged to be void or ineffective for any reason but would be treated as valid and effected if part of the wording thereof were deleted the said restrictions shall apply with such modifications will be necessary to make them valid and effective.

10.5	The Executive agrees that he will at the request and cost of the Company and/or any Relevant Group Company enter into a direct agreement with any of the Group Companies under which he will accept restrictions corresponding to the restrictions contained in this clause (or such as will be appropriate in the circumstances) in relation to such Group Company.

10.6	For the purposes of this clause:

10.6.1	a “Relevant Group Company” means any of the Group Companies for which the Executive has performed services or in which he has held office during the 24 months immediately preceding the Appointment Termination date and, if applicable, their predecessors in business during such 24 month period; and

10.6.2	“Relevant Territory” means the United Kingdom.

11.	OBLIGATIONS UPON TERMINATION OF APPOINTMENT

11.1	Upon termination of the Appointment howsoever arising the Executive shall:

11.1.1	at any time or from time to time thereafter upon the request of the Company, resign and do everything the Company and/or any Group Company may require (including executing documents) to resign from:

(i)	all offices held in the Company and/or any Group Company or any of the Group Companies; and

(ii)	any office in any other company acquired by reason of or in connection with the Appointment;

by signing letters of resignation in the form set out in Schedule 2 to this Agreement and should he fail to do so the Company and/or any Group Company is hereby irrevocably appointed to be the Executive’s Attorney in his name and on his behalf to execute any documents and to do any things necessary or requisite to give effect to this Clause; and

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11.1.2	deliver to the board all documents (including, but not limited to, correspondence, lists of clients or customers notes, memoranda, plans, drawings and other documents or whatsoever nature and all copies thereof) made or complied or acquired by the Executive during the Appointment and concerning the business, finances or affairs of the Company and/or any Group Company or its or their clients.

11.2	The Executive confirms that he has no claims against the Company and/or any Group Company and/or any Group Company and/or any of their respective directors, officers, employees, direct or indirect shareholders and agents arising from such resignations

12.	DATA PROTECTION

12.1	The Executive hereby confirms that the Company and/or any Group Company will be entitled to process (within the meaning of the Data Protection Act 1998 (and any amending or subordinate legislation passed from time to time)) in any way it reasonably considers fit any data and other information concerning the Executive provided that the Company and/or any Group Company shall exercise all reasonable care to treat such data and information with the degree of confidentiality that would normally be expected of a reasonable and responsible data controller engaged in the processing of such data or information.

12.2	The Executive hereby consents to the passing of any such data and information by the Company and/or any Group Company to any of the Group Companies whether within or outside the European Union or to any associated companies subject to the conditions set out above.

13.	WARRANTIES AND REPRESENTATIONS

13.1	The Executive hereby warrants and represents to the Company that as at the date of this Agreement he:-

13.1.1	has not committed any breach of duty (including fiduciary duty) owed to the Company or any Group Company;

13.1.2	has not done or failed to do anything amounting to a repudiatory breach of the express or implied terms of the Employment;

13.1.3	has not taken court, tribunal or other proceedings against the Company or any Group Company.

13.2	The Executive hereby warrants and represents to the Company that on the Employment Termination Date, he will reconfirm the warranties set out in Clauses 13.1.1 and 13.1.3 above.

13.3	The Company hereby warrants and represents to the Executive that it has no present claims against the Executive and knows of no past or current circumstances which might give rise to any such claim in the future.

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14.	SETTLEMENT AND WAIVER

14.1	The Executive agrees to accept the arrangements contained in this Agreement in full and final settlement all and any claims including, for the avoidance of doubt any claims in respect of any share options granted to the Executive by the Company or any Group Company or other rights of action whatsoever and howsoever arising (whether under the laws of England and Wales, those of the European Union or any other law, and whether such claims are known or unknown to the parties and whether or not they are or could be in the contemplation of the parties at the time of signing this Agreement, including claims which as a matter of law do not at the date of this Agreement exist and whose existence cannot currently be foreseen and any claims or rights of action arising from a subsequent retrospective change or clarification of the law) which the Executive now has or may in the future have against the Company or any Group Company or any director, officer, employee, direct or indirect shareholder or agent (whether past or present) of the Company or any Group Company and the Executive hereby agrees to waive any such claims or rights of action. There will be excluded from this clause (i) any personal injury claims of which the Executive is unaware as at signing this Agreement (and the Executive hereby warrants that he is not aware of any circumstances that could give rise to a personal injury claim against any of the foregoing in the future); and (ii) any claims for pension rights accrued to the Employment Termination Date. For the avoidance of doubt, but not by way of limitation, this settlement compromises all employment rights under European law and all statutory employment protection rights under English law including the following (all as the same may be amended from time to time, and where the reference is to a statute it also includes all regulations made thereunder from time to time):

14.1.1	any claim whatsoever in respect of notice;

14.1.2	any claim(s) under or arising out of rights or obligations conferred by the Equal Pay Act 1970;

14.1.3	any claim(s) under or arising out of rights or obligations conferred by the Sex Discrimination Act 1975;

14.1.4	any claim(s) under or arising out of rights or obligations conferred by the Race Relations Act 1976;

14.1.5	any claims under or arising out of rights or obligations conferred by the Transfer of Undertakings (Protection of Employment) Regulations 1981;

14.1.6	any claim(s) under or arising out of rights or obligations conferred by the Trade Union and Labour Relations (Consolidation) Act 1992;

14.1.7	any claim(s) under or arising out of rights or obligations conferred by the Disability Discrimination Act 1995;

14.1.8	any claim(s) under or arising out of rights or obligations conferred by the Employment Rights Act 1996;

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14.1.9	any claim(s) under or arising out of rights or obligations conferred by the Working Time Regulations 1998;

14.1.10	any claim(s) under or arising out of rights or obligations conferred by the National Minimum Wage Act 1998;

14.1.11	any claim(s) under or arising out of rights or obligations conferred by the Employment Relations Act 1999;

14.1.12	any claim(s) under or arising out of rights or obligations conferred by the Transnational Information and Consultation of Employees Regulations 1999;

14.1.13	any claim(s) under or arising out of rights or obligations conferred by the Employment Act 2002;

14.1.14	any claim(s) under or arising out of rights or obligations conferred the Flexible Working (Eligibility Complaints and Remedies) Regulations 2002;

14.1.15	any claim(s) under or arising out of rights or obligations conferred the Flexible Working (Procedural Requirements) Regulations 2002;

14.1.16	any claim(s) under or arising out of rights or obligations conferred by the Employment Equality (Religion or Belief) Regulations 2003;

14.1.17	any claim(s) under or arising out of rights or obligations conferred by the Employment Equality (Sexual Orientation) Regulations 2003;

14.1.18	any claim(s) under or arising out of rights or obligations conferred by the Employment Act 2002 (Dispute Resolution) Regulations 2004;

14.1.19	any claim(s) in respect of which a Conciliation Officer is authorised to act; and

14.1.20	any claims arising under any directive or other legislation applicable in the United Kingdom by virtue of the United Kingdom’s membership of the European Union.

14.2	To give full effect to the provisions of Clause 14.1 above the Executive hereby agrees to refrain from instituting or continuing any proceedings before any court or tribunal or arbitral body or any other body in any part of the world in relation to any claims or complaints referred to in Clause 14.1 above.

14.3	The Executive warrants and agrees that:

14.3.1	he has received independent legal advice as to the terms and effect of this Agreement and in particular as to its effect on his ability to pursue claims before an Employment Tribunal from Patrick Burgess of Jones Day, 21 Tudor Street, London, EC4Y 0DJ;

14.3.2	Patrick Burgess is covered by a contract of insurance, or an indemnity

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provided for members of a profession or professional body covering the risk of a claim by the Executive in respect of loss arising in consequence of the advice;

14.3.3	at the time of giving the advice referred to in 14.2.1, Patrick Burgess was a “qualified lawyer” and “independent” as defined in Section 203(4) and Section 203(3B) respectively of the Employment Rights Act 1996; and

14.3.4	he will procure that Patrick Burgess send a letter on execution of this Agreement to the Company’s solicitors, Morrison & Foerster MNP, in the form set out in Schedule 3.

15.	NO ADMISSION OF LIABILITY

This Agreement does not constitute an admission by the Company or any Group Company that it or any Group Company has breached any law or regulation, or that the Executive has any claims against the Company or any Group Company, or its or their respective directors, officers, employees, direct or indirect shareholders or agents (whether past or present) of the Company or any Group Company.

16.	CONFIDENTIALITY

16.1	In consideration of the covenant on the part of Company set out in Clause 16.2, the Executive agrees and undertakes:-

16.1.1	to keep confidential and not to make or publish any statement to any person, firm or company concerning this Agreement or the circumstances surrounding the termination of the Employment and/or the Appointment, provided that the Executive will not be prevented from making a disclosure:

(i)	for the purposes of seeking legal or accountancy advice in relation to this Agreement provided his professional adviser is bound by a duty of confidence;

(ii)	to the proper authorities as required by law;

(iii)	to any actual or prospective employer; and

(iv)	to his wife or partner provided such person agrees to maintain confidentiality

16.1.2

not to make or publish or cause to be made or published any statement or remark in any circumstances or do anything in relation to Company or any Group Company or their respective directors, officers, employees and direct or indirect shareholders which harms or is intended to harm or may harm the business or prospects of Company or any Group Company or which damages or lowers or is intended to damage or lower or may damage or lower the reputation of Company or any Group Company or their respective directors, officers, employees and direct or indirect shareholders. In particular, but not by

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way of limitation, the Executive agrees and acknowledges that any statement, remark or action by the Executive which does not indicate unqualified support for whoever succeeds him as Chief Executive of the Company will constitute a breach of this Clause 16.1.2.

16.2	Save as may be required by law or regulatory requirements, the Company agrees to keep the terms and conditions of this Agreement confidential.

17.	ENTIRE AGREEMENT

17.1	Other than where expressly stated to the contrary in this Agreement, this Agreement and the documents referred to herein constitute the entire agreement relating to the Executive’s Employment and Appointment and the termination of the same and is in substitution for and replaces any previous agreements or arrangements between the Executive and the Company and any Group Company which shall be deemed to have been terminated by mutual consent as from the date of this Agreement and the Executive hereby waives with effect from the date of this Agreement any and all claims which he may have arising out of or in connection with any such previous agreements or arrangements.

17.2	It is agreed that (i) no party has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement; (ii) in the absence of fraud, no party will have any remedy in respect of any untrue statement, made to it or its representatives or agents, upon which it or they relied, and such party’s only remedy will be for breach of contract; and (iii) this Clause 17 shall not exclude any liability for fraudulent misrepresentation.

18.	THIRD PARTIES

The terms, representations, warranties and agreements of the parties set forth in this Agreement are not intended for, nor shall they be for the benefit of or enforceable by, any third party other than the Group Companies.

19.	WITHOUT PREJUDICE

Notwithstanding that this Agreement is marked “Without Prejudice and Subject to Contract”, when it is signed and dated by the Executive it will become open and binding.

20.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of England and Wales and the courts of England and Wales shall have non-exclusive jurisdiction to deal with disputes arising from or touching upon this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first written above.

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

SCHEDULE 1

Letter of Resignation

Please see attached.

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

Letter of Resignation

Private and Confidential

TO:	The Directors
[LIST COMPANY/IES]

[    ] 2005

Dear Sirs

Resignation

I hereby resign as an Executive and from all my offices and directorships (if any) with the above-listed companies. My resignations are to be with effect from [    ] 2005.

I hereby confirm that I have no claims against the above companies and any of their directors, officers, employees and direct or indirect shareholders arising from such resignations.

Please arrange for particulars of my resignations to be filed with the appropriate bodies.

Yours faithfully

ALAN CHARLES FROGGATT

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

SCHEDULE 2

Letter of Resignation

Please see attached.

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

Letter of Resignation

Private and Confidential

TO:	The Directors
[LIST COMPANY/IES]

[    ] 2006

Dear Sirs

Resignation

I hereby resign as non-executive director and from all my offices and directorships (if any) with the above-listed companies. My resignations are to be with effect from [    ] 2006.

I hereby confirm that I have no claims against the above companies and any of their directors, officers, employees and direct or indirect shareholders arising from such resignations.

Please arrange for particulars of my resignations to be filed with the appropriate bodies.

Yours faithfully

ALAN CHARLES FROGGATT

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

SCHEDULE 3

Adviser’s Letter

Please see attached.

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

ON JONES DAY HEADED PAPER

TO:	MORRISON & FOERSTER MNP

23 January 2005

Dear Sirs

I refer to the agreement made between my client, Alan Charles Froggatt (“Mr Froggatt”) and your client, Insignia Richard Ellis Limited (“the Company”) dated 23 January 2005, a copy of which is attached (“the Agreement”).

I confirm that:

1. I am a qualified lawyer as defined by section 203(4) of the Employment Rights Act 1996.

2. I am independent of the Company.

3. I have advised Mr Froggatt as to the terms and effect of the Agreement and, in particular, that Mr Froggatt will be precluded from bringing a claim under the legislation set out in Clause 14 of the Agreement.

4. There is now in force and there was at the time I gave Mr Froggatt the advice referred to above, a contract of insurance or appropriate indemnity as required by section 203(3)(d) of the Employment Rights Act 1996 covering the risk of a claim by Mr Froggatt in respect of loss arising in consequence of the advice referred to in paragraph 3 above.

Yours sincerely

Patrick Burgess

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

Executed for and on behalf of

INSIGNIA RICHARD ELLIS LIMITED

acting by a duly authorised officer:

Director

Dated

Signed and delivered as a deed by
ALAN CHARLES FROGGATT

Dated

Witnessed by:-

Dated

Name

Address